Exhibit 99.1

[FINANCIAL RELATIONS BOARD LOGO

                                        news

                                        RE: LEXINGTON CORPORATE PROPERTIES TRUST
                                                                  ONE PENN PLAZA
                                                                      SUITE 4015
                                                              NEW YORK, NY 10119
FOR FURTHER INFORMATION:

AT THE COMPANY:                         AT FINANCIAL RELATIONS BOARD:
Patrick Carroll                         Diane Hettwer            Tim Grace
Chief Financial Officer                 Analyst Inquiries        Media Inquiries
(212) 692-7200                          (312) 640-6760           (312) 640-6667



FOR IMMEDIATE RELEASE
WEDNESDAY, JULY 13, 2005


                 LEXINGTON CORPORATE PROPERTIES TRUST ANNOUNCES
                        PUBLIC OFFERING OF COMMON SHARES

New York, NY - July 13, 2005 - Lexington Corporate Properties Trust ("Lexington") (NYSE:LXP), a real estate investment trust, yesterday entered into an agreement to sell 2.5 million common shares, with net proceeds to Lexington of $24.36 per share, which represents a 3.295% discount from the New York Stock Exchange closing price of $25.19 per share on July 12, 2005. Lexington intends to use the net proceeds, after all anticipated issuance costs, of approximately $60.75 million to repay indebtedness, fund acquisitions and for general corporate purposes. The offering is being underwritten by Wachovia Securities. Lexington did not grant the underwriter an over-allotment option.

         All common shares will be offered under Lexington's existing shelf registration statement filed with the Securities and Exchange Commission. The offering of these securities will be made only by means of a prospectus supplement. The prospectus supplement related to this public offering will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement may be obtained from Wachovia Securities, 7 Saint Paul Street, 1st Floor, Baltimore, MD 21202.

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About Lexington

Lexington is a real estate investment trust that owns and manages office, industrial and retail properties net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington pays an annualized dividend of $1.44 per share. Additional information about Lexington is available at http://www.lxp.com.


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Lexington Corporate Properties Trust
Add 1


This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those factors and risks detailed in Lexington's periodic filings with the Securities and Exchange Commission. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington's expectations will be realized.

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